From the President
July 27, 2017

TO: All Members

SUBJECT: Second Quarter 2017 Financial Results and Payment of Dividends

I am pleased to advise you of the following announcements in the attached news release:

Net income of $88.0 million for the second quarter of 2017

Quarterly dividends of 5.0 percent annualized on activity stock and 2.0 percent annualized on membership stock

These results reflect strong usage of advances. We are pleased to provide products that are relevant to our membership and also to set aside a meaningful contribution to affordable housing and community development.

Dividend Payments

Based on second quarter performance, the Board of Directors declared quarterly dividends of 5.0 percent annualized on subclass B2 (activity) stock and 2.0 percent annualized on subclass B1 (membership) stock. These dividends will be calculated on your average capital stock held during the period April 1 to June 30, 2017, and will be credited to your demand deposit account (DDA) tomorrow, July 28.

To estimate the amount of your dividend payment, please check the capital stock dividend calculator on Bank4Banks®.

As a reminder, our quarterly conference call is scheduled for Tuesday, August 1, at 9 a.m. You will have an opportunity to ask questions on the call. If you have yet to register, you may do so by clicking here.

Sincerely,

Winthrop Watson
President and Chief Executive Officer